LipidViro Tech Clarifies 7 for 1 Stock Dividend Payment Date

SALT LAKE CITY, UT -- 04/13/2006 -- LipidViro Tech, Inc. (OTC BB: LVRO) clarifies the 7 for 1 common stock dividend payment date reported in the April 6, 2006 press release. LipidViro incorrectly identified May 5, 2006 as the payment date for the 7 for 1 common stock dividend. The 7 for 1 stock dividend will be effective on the books and records of the Company as of April 18, 2006 (the "Record Date"). The 7 for 1 dividend is payable upon mandatory exchange of the old shares, which are replaced by new shares on a 7 to 1 basis, making the dividend payment date the date old shares are exchanged by the Company's Transfer Agent.

For example, when a common stock shareholder tenders a round lot of 100 shares to the Transfer Agent for mandatory exchange, he or she shall receive in return 700 shares thereby executing the mandatory exchange. The date each shareholder executes the mandatory exchange will become the payment date for that shareholder. Shareholders may execute the Mandatory Exchange anytime after the Record Date noted above.

Class A and B Warrant holders do not need to exchange their Warrant certificates to receive the benefit of the 7 for 1 common stock dividend; the Transfer Agent will automatically make these adjustments when Warrants are exercised. The LipidViro Tech, Inc. Transfer Agent is Atlas Stock Transfer:

Atlas Stock Transfer
5899 South State Street
Murray, Utah 84107
About LipidViro Tech:

LipidViro Tech, Inc. is an early-stage biotechnology company engaged in research and commercial development of two primary platforms: d-OSAB Therapy, a treatment targeting cardiovascular disease and stroke; and PathPure, a purification process for production of pathogen-free biologics.

During mid-2006 LipidViro is scheduled to commence a 100 patient Phase IIa study, treating patients who have suffered an ischemic brain stroke with LipidViro d-OSAB Therapy.

LipidViro PathPure, is a purification process for production of pathogen-free biologics. Biologics include animal and human-derived blood, plasma, sera, proteins, and cell concentrates. A wide variety of animal and human-derived biological fluids are routinely utilized in pharmaceutical development, human infusion and surgical procedures.

For additional information, please visit our website. To sign up for LipidViro press releases go to www.lipidvirotech.com/news.html.

This release contains forward-looking statements concerning plans, objectives, goals, strategies, future events or performance, which are not statements of historical fact. The forward-looking statements contained in this release reflect our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically reports on Form 10-K and Form 10-Q including risk factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

Contact:
Investor Relations
IR@lipidvirotech.com
Website: www.lipidviro.com